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OHIO VALLEY PLASTICS, INC.
-------------------------
     PLASTICS FOR TODAY & THE FUTURE
                                    P.O. Box 6964
                                    Evansville, IN 47719
                                    Phone:  (812) 425-8544
                                    FAX:    (812)-425-1520



Mr. John Beach                              10-27-95
Forster Inc.
P.O. Box 657
Wilton, Maine 04294

Dear John,

Enclosed you will find two original copies of the proposed Sales Agreement between Forster Inc. and Ohio Valley Plastics. It is common practice that these be signed by both parties. Having known you, Rich, and many others in your organization, signature is not necessary unless you would prefer.

We sincerely appreciate the opportunity to partner with Forster Inc. during the coming years, as you continue to grow your dynamic business. In addition to the value package as outlined in the proposed sales agreement, Ohio Valley Plastics and Huntsman Chemical would be pleased to entertain any additional venues which will impact your business.

We ask that you allow Ohio Valley Plastics and Huntsman Chemical to provide you with the finest products, service, cost, and market intelligence available in the industry today.

Regards,


Dan Raher
Ohio Valley Plastics
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1.   SOLD TO:

          Forster Inc.
          P.O. Box 657
          Wilton, Maine 04294

2.   SHIP TO:

          Forster Inc.
          Mill St.
          E. Wilton, Maine 04234

3.   PERIOD:

          January 1, 1996 through December 31, 1996 and year to year thereafter, unless terminated by either party, giving 90 day written notice.

4.   PRODUCT:

          Huntsman Prime Polystyrene grades 203, 213, and 334; or other grades to be mutually agreed upon.

5.   QUANTITY:

          It is understood that Forster's level of purchase will be approximately 15 million pounds per year.

6.   PRICE:

          The price to Forster Inc. on October 27, 1995 for Huntsman crystal polystyrene products delivered in hoppertruck to E. Wilton, Maine will be $0.48/lb.

7.   PAYMENT TERMS:

          Net 30 days from date of invoice or 2% ten days
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8.   REBATE:

          Ohio Valley Plastics is pleased to offer rebate monies as follows:

          1. A $0.035/lb volume rebate will be issued monthly (or directly off invoice if preferred) on all lbs. of prime Huntsman polystyrene shipped to Forster.

          2. A $0.005/lb transition allowance will be issued directly off invoice, on all lbs of prime Huntsman polystyrene shipped to Forster.

          3. A $0.02/lb rebate will be issued directly off invoice, on all lbs. of transition/off-grade crystal shipped to Forster.


9.   FREIGHT:

               F.O.B. East Wilton, Maine by carrier of sellers choice


10.  CONFIDENTIALITY:

          The terms and conditions stated within this agreement are confidential, and shall be seen only by Mr. John Beach and Mr. Rich Campbell unless given prior consent of Seller.